Exhibit 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Third Harmonic Bio, Inc.

(Exact Name of Registrant as specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	191,143 (2)	$4.17 (3)	$797,066.31	0.00011020	$87.84

Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,017,110 (4)	$4.17 (3)	$8,411,348.70	0.00011020	$926.93

Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	403,422 (5)	$3.54 (6)	$1,428,113.88	0.00011020	$157.38

Total Offering Amounts					10,636,528.89		$1,172.15

Total Fee Offsets(7)							—

Net Fee Due							$1,172.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), that becomes issuable pursuant to the provisions of the Registrant’s 2022 Equity Incentive Plan (“2022 EIP”) and 2022 Employee Stock Purchase Plan (“2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Represents additional shares of common stock to be registered and available for grant under the 2022 EIP resulting from an increase to the minimum share reserve as permitted in Section 2 of the 2022 EIP.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $4.17 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 22, 2023.

(4)

Represents additional shares of common stock to be registered and available for grant under the 2022 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2022 EIP.

(5)

Represents additional shares to be registered and available for grant under the 2022 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2022 ESPP.

(6)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $3.54 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 22, 2023, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2022 ESPP.

(7)	The Registrant does not have any fee offsets.